Exhibit 107
CALCULATION OF FILING FEE TABLE
FORM S-8
(Form Type)
FLEX LNG LTD.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value $0.10 per share	Rule 457(c) and Rule 457(h)	413,500 (2)	$30.76	$12,719,260.00	0.00014760	$1,877.36
Total Offering Amounts			413,500	$30.76	$12,719,260.00	0.00014760	$1,877.36
Total Fee Offsets							-
Net Fee Due							$1,877.36

(1)
Any additional ordinary shares, par value $0.10 per share (“Ordinary Shares”) of FLEX LNG Ltd. (the “Company”) to be issued as a result of stock dividends, stock splits or similar transactions shall be covered by this Registration Statement as provided in Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”). In addition, this Registration Statement registers the resale of Ordinary Shares by certain selling securityholders identified in the Reoffer Prospectus included in and filed with the Registration Statement, for which no additional registration fee is required pursuant to Rule 457(h)(3) under the Securities Act.

(2)	Consists of Ordinary Shares issuable under the Company’s Share Option Scheme.
(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per unit is estimated to be $30.76, based on the average of the high and low prices of the Ordinary Shares as reported on the New York Stock Exchange on November 9, 2023.